Exhibit 99.1

Magellan Announces Executive Promotions and New Management Incentive Program

DENVER, November 6, 2014 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today announced, effective October 31, 2014, the promotion of Antoine J. Lafargue to the position of Senior Vice President of Strategy and Business Development and Chief Commercial Officer and the promotion of Matthew R. Ciardiello to the position of Vice President - Chief Financial Officer, Treasurer, and Corporate Secretary. In his new role, Mr. Lafargue will be responsible for the development of the Company's key growth projects, with a focus on CO2-enhanced oil recovery (“CO2-EOR”) activities and the Company's UK assets.

In conjunction with these executive promotions, the Company's Board of Directors and its Compensation, Nominating and Governance Committee (the “CNG Committee”) have approved a new management incentive program that includes the awarding of stock options to Mr. Lafargue, Mr. Ciardiello, and J. Thomas Wilson, the Company's President and Chief Executive Officer. The stock option awards, which have been made under the Company's 2012 Omnibus Incentive Plan, will vest upon the Company's achievement of certain performance targets. These targets include: securing a commercially viable commitment for a long-term CO2 supply at Poplar; preparing Poplar for a commercially viable full-field CO2-EOR development; and commencing operations on a well to evaluate the unconventional potential of the Weald Basin, onshore UK.

J. Thomas Wilson, President and CEO, stated: "Both Antoine and Matt have been critical factors in the Company's success over the past four years, and I anticipate that each will transition seamlessly into their new roles. With the approval of a new incentive program tied to specific performance and stock price targets, the Board and CNG Committee have now clarified the Company's strategy for growth and value creation. With the realignment and focusing of management positions, including the creation of Antoine's new role, I believe we are now well positioned to achieve those targets and to convert our technical prospects at Poplar and the UK into large-scale commercially viable projects."

Mr. Lafargue, 40, has served as the Company's Vice President - Chief Financial Officer and Treasurer, since 2010. Previously, he has served in a number of senior financial management positions during a career in the United States and Europe. From July 2009 to July 2010, Mr. Lafargue served as the Chief Financial Officer of Falcon Gas Storage, a natural gas storage company based in Houston, TX. Prior to serving in that role, Mr. Lafargue served from 2006 to 2009 as a principal for Arcapita, a global financial services firm, focusing on investments in the energy and infrastructure sectors. From 2000 to 2006, Mr. Lafargue served in various financial and strategic advisory roles in the energy sector based in London working for Bank of America, Societe Generale, and Credit Suisse/Donaldson, Lufkin & Jenrette. Mr. Lafargue holds master's degrees in Finance from the Ecole Superieure de Commerce de Paris and in Social and Political Sciences from the Institut d'Etudes Politiques, both located in France.

Mr. Ciardiello, 32, has served as the Company's Manager of Financial Planning and Investor Relations since April 2011 and the Company's Corporate Secretary since September 2014. Previously, he has served in a number of private equity positions in the Middle East and Europe with a focus on energy and infrastructure. From July 2010 to April 2011, Mr. Ciardiello served as an Associate, Business Development at Mubadala Development Company, an Abu Dhabi sovereign wealth fund, where he focused on private equity investments in the power and infrastructure sectors in the Middle East and North Africa. From July 2007 to July 2010, Mr. Ciardiello served as an Associate in the London office of Arcapita, a global financial services firm, where he focused on private equity investments in the European energy and infrastructure sectors. Mr. Ciardiello began his career in New York with Compass Advisers, an investment banking firm focused on mergers and acquisitions. Mr. Ciardiello is a CFA charterholder and holds an A.B. degree in Classics from Harvard University.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures, increases or decreases in oil and gas production and reserves, estimates regarding resource potential, revenues, expenses and operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the growth potential of our Company and its various projects; the future share price of the Company’s common stock; the uncertainties associated with our planned CO2-EOR program at Poplar, including uncertainties about the technical and economic viability of CO2-EOR techniques at Poplar; the uncertain nature of the anticipated value and underlying prospects of our UK acreage position; and other matters discussed in the "Risk Factors" section of the Company's most recent Annual Report on Form 10K. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of new information, future events, or otherwise, except as required by securities law.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited, a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello

Vice President - CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com